Exhibit (h)(5)

AMENDMENT TO

CLASS-LEVEL EXPENSE LIMITATION AGREEMENT

This Amendment, dated as of December 12, 2018, amends the Expense Limitation Agreement dated September 14, 2017, as amended from time to time (the “Agreement”), among EULAV Asset Management, a Delaware statutory trust (the “Adviser”), EULAV Securities LLC, a Delaware limited liability company (the “Distributor”), and the Funds as set forth on Schedule A to the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, subject to certain limitations set forth in the Agreement, the Adviser and the Distributor are entitled to repayment from the assets of the Institutional Class of the amounts reimbursed or waived pursuant to the Agreement by the Adviser and the Distributor until the end of the third fiscal year after the fiscal year in which such waiver or reimbursement occurred (if and to the extent that certain expenses of the Institutional Class fall below the specified level); and

WHEREAS, the Adviser and the Distributor desire to further limit their contractual right to recoupment under the Agreement by shortening the period in which each is eligible to seek repayment of any amount to no more than three years from the calendar anniversary of the date such amount was waived or reimbursed.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the Adviser and Distributor hereby irrevocably limit their rights as follows:

1.       The penultimate sentence of Section 1.3 is hereby deleted in its entirety and replaced with the following:

The Adviser and the Distributor may each seek recoupment only for Prior Expenses waived or paid by it during the three calendar years immediately prior to the date on which recoupment occurs; provided, however, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the applicable effective date of this Agreement for a given class.

2.       Except as provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EULAV Asset Management By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President
EULAV Securities LLC By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President